Exhibit 99.2

FINANCIAL STATEMENTS

Smooch Labs, Inc.

As of December 31, 2014

and for the period from January 6, 2014 (inception) through December 31, 2014

Together With Report of Independent Certified Public Accountants

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders

Spark Networks, Inc.

We have audited the accompanying financial statements of Smooch Labs, Inc., which comprise the balance sheet as of December 31, 2014, and the related statements of operations, stockholders’ deficit, and cash flows for the period from January 6, 2014 (inception) through December 31, 2014, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smooch Labs, Inc. as of December 31, 2014, and the results of its operations and its cash flows for the period from January 6, 2014 (inception) through December 31, 2014 in accordance with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Irvine, California

December 28, 2015

SMOOCH LABS, INC.

BALANCE SHEET

December 31, 2014

Assets

Current asset:
Cash	$29,000

Security deposits	3,000
Total assets	$32,000

Liabilities and Stockholders' Deficit

Current liabilities:
Accrued liabilities	$44,000
Related party loan payable	80,000
Total current liabilities	124,000
Convertible notes payable	199,000
Derivative liability	64,000
Total liabilities	387,000

Commitments and contingencies

Stockholders' deficit:
Common stock, $.01 par value 5,000 authorized;
4,000 issued and outstanding, at stated value of:	-
Additional paid-in capital	98,000
Accumulated deficit	(453,000)
Total stockholders’ deficit	(355,000)

Total liabilities and stockholders’ deficit	$32,000

See accompanying notes

SMOOCH LABS, INC.

STATEMENT OF OPERATIONS

For the period January 6, 2014 (inception) to December 31, 2014

Revenue	$-
Costs and expenses:
Cost of revenue	140,000
Technical operations	2,000
Development	203,000
General and administrative	88,000
Total cost and expenses	433,000

Operating loss	(433,000)
Unrealized loss on derivative liability	(1,000)
Interest expense	(19,000)
Net loss	$(453,000)

See accompanying notes

SMOOCH LABS, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the period January 6, 2014 (inception) to December 31, 2014

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-in Capital	Deficit	Total
BALANCE, January 6, 2014 (inception)	-	$-	$-	$-	$-
Issuance of common stock at inception	3,920	-	49,000	-	49,000
Additional issuance of common stock	80	-	8,000	-	8,000
Stock-based compensation to non-employees	-	-	41,000	-	41,000
Net loss	-	-	-	(453,000)	(453,000)
BALANCE, December 31, 2014	4,000	$-	$98,000	$(453,000)	$(355,000)

See accompanying notes

SMOOCH LABS, INC.

STATEMENT OF CASH FLOWS

For the period January 6, 2014 (inception) to December 31, 2014

Cash flows from operating activities:
Net loss	$(453,000)
Adjustments to reconcile net loss to cash used in operating activities:
Non-employee stock-based compensation	41,000
Amortization of debt discount	12,000
Loss on derivative	1,000
Changes in operating assets and liabilities:
Security deposits	(3,000)
Accrued liabilities	44,000
Net cash used in operating activities	(358,000)

Cash flows from financing activities:
Proceeds from related party loan payable	80,000
Proceeds from convertible notes payable	250,000
Proceeds from issuance of common stock and additional paid in capital	57,000
Net cash provided by financing activities	387,000
Net increase in cash	29,000
Cash, beginning of period	-
Cash, end of period	$29,000

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,000

See accompanying notes

SMOOCH LABS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014

Note 1. Background

Smooch Labs, Inc. (the “Company”), a Delaware corporation, which was founded in January of 2014, is the developer and operator of JSwipe, a mobile dating application that enables Jewish individuals to find and date partners with similar interests (“JSwipe”). The JSwipe application was launched in April 2014.

The JSwipe application is free to download and use. The Company has not yet generated any revenue and anticipates monetizing the application using a subscription model.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from those estimates and differences can be significant. Significant estimates and assumptions reflected in the accompanying financial statements include, but are not limited to, the valuation of stock-based compensation to non-employees and the realizability of deferred tax assets.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash. Cash is maintained with financial institutions and at times may exceed Federal Deposit Insurance Corporation insurance limits.

Fair Value Measurement

Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, the Company applies a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – Other inputs that are directly or indirectly observable in the marketplace for similar assets or liabilities.

Level 3 – Unobservable inputs which are supported by little or no market activity.

The Company’s financial instruments include, cash, accounts payable and non-convertible debt are carried at cost, which approximates their fair values due to the short-term maturity of these instruments.

Convertible Notes and Derivative Liability

The Company separately accounts for derivatives embedded within issued convertible notes. The embedded derivative is recorded at fair value on the date the convertible notes were issued with subsequent changes in fair value recognized as a gain or loss on derivative in the statement of operations. The convertible notes are recorded at a discount equal to the difference between the loan proceeds received and the fair value of the embedded derivative at the date of issuance. The convertible notes discount is amortized over the life of note as part of interest expense using the effective interest method.

Income Taxes

The Company accounts for incomes taxes using the asset and liability method. Accordingly, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years those temporary differences are expected to be recovered or settled. Management is required to assess whether a valuation allowance should be recorded against its deferred income tax assets based on the consideration of all available evidence, using a "more likely than not" realization method. Valuation allowances are established to reduce deferred taxes to the amount expected to be realized.

In assessing the potential realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the Company’s tax loss carry-forwards remain deductible.

The Company operates in taxing jurisdictions within the United States. The Company has filed tax returns with positions that may be challenged by Federal and State tax authorities. These positions relate to the deductibility of certain expenses as well as other matters.

Although the outcome of tax audits is uncertain, management regularly assesses its tax position for such matters and, in management’s opinion, there are no material positions that are unlikely to be sustained. Therefore no accrual for uncertain tax positions has been made. The Company’s policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax (benefit) provision.

Cost of Revenue

Cost of revenue consists primarily of direct marketing costs, data center expenses, and stock-based compensation to certain vendors. Direct marketing costs are expensed in the period incurred and primarily represent online marketing, including payments to search engines and affiliates. The Company incurred direct marketing costs of $112,000 for the period January 6, 2014 (inception) to December 31, 2014.

Technical Operations

Technical operations consist of system costs necessary to support its corporate technology requirements, including external software.

Development

Development expenses relate primarily to cash payments to third party consultants involved in the development, enhancement and maintenance of its mobile application, JSwipe, and the fair value of stock-based compensation to third party consultants.

General and Administrative

General and administrative expenses relate primarily to professional fees, occupancy, and other overhead costs.

Stock-Based Compensation to Non-Employees

The Company recognizes the grant date fair value of fully vested non-forfeitable options awarded to non-employees as an expense on the date of the grant. For options granted to non-employees that vest over time, the fair value of such options are determined on the initial grant date, subsequently re-valued at each reporting period date until fully vested, and are recognized ratably over the vesting periods. The amounts previously recorded for options subsequently forfeited are reversed.  The Company will issue new shares of common stock upon any share option exercise.

The Company uses the Black-Scholes option-pricing model in determining the fair value of the options granted. The estimated fair value of the Company’s common stock used in the option pricing model is based on a combination of the cost, income, and transaction valuation approaches.

Adopted Accounting Pronouncements

The Company early adopted Financial Accounting Standards Board’s Accounting Standards Update (“ASU”) No. 2014-10 Development Stage Entities in preparation of these financial statements. As a result of adopting ASU No. 2014-10, the Company does not make the financial reporting distinction between development stage entities and other reporting entities. In addition, ASU No. 2014-10 eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage.

Note 3. Accrued Liabilities

Accrued liabilities consist of the following as of December 31, 2014:

Professional fees	$24,000
Interest	6,000
Related party expenses	8,000
Other	6,000
Total	$44,000

Note 4. Related Party Loan Payable

In June 2014, the Company borrowed $20,000 from a relative of one of the Company’s stockholders. The loan was payable on demand and provided for monthly payments of interest at an annual rate of 30%.

Interest payments began on July 1, 2014. In October 2014, the lender agreed to reduce the interest rate on the loan to an annual rate of 15%. The Company received additional loan proceeds of $60,000 in December 2014 and issued a note for the then outstanding loan balance of $80,000 with a maturity date of December 2015. The note provided for interest only payments based on annual interest on the unpaid principal of 25%. As of December 31, 2014, the Company has paid approximately $2,000 of interest expense; amounts accrued for interest are insignificant and recorded in accrued liabilities within the Company’s balance sheet.

Note 5. Convertible Notes Payable

The Company issued $250,000 of convertible notes for cash during the period of January 6, 2014 (inception) through December 31, 2014. The notes provide for interest at 6% per annum. The unpaid principal amount together with unpaid interest shall be due and payable within eighteen months from the date of the issuance of the note. If the Company enters into a transaction prior to the notes maturity whereby more than 50% of the Company’s capital stock is transferred, the note holders may elect to convert immediately all of their notes and accrued interest. Upon a qualified financing of at least $250,000, the notes shall automatically convert into the Company’s common stock. The number of shares of Company common stock issued upon a conversion equals the outstanding principal on the notes and accrued and unpaid interest divided by the lower of (i) 80% of the fully diluted price per share of common stock paid in the transaction or (ii) $3.0 million divided by the then outstanding shares of the Company’s capital stock. The first criteria represents a contingent redemption feature that may be settled in a variable number of shares, a form of net settlement, and is accounted for separately as a derivative. See Note 6.

At December 31, 2014, the unamortized discount on the convertible notes is $51,000, which will be fully amortized by April 2016. The effective annual interest rate was 28.31% during the period ended December 31, 2014. Interest expense for 2014 based on the convertible notes coupon interest rate and amortization of the discount was $6,000 and $11,000, respectively.

Aggregate annual future maturities of the convertible notes payable are as follows as of December 31, 2014:

2015	$-
2016	250,000
$250,000

Note 6. Derivative Liability

The Company’s derivative liability consists of the fair value of the embedded redemption feature contained within the Company’s convertible debt. As described in Note 5 above, upon a conversion event, if the note holders elect to convert their notes into common stock, or the notes are automatically converted in a qualified financing, the Company is required to issue to the note holders a certain number of shares of common stock based on a formula.

The fair value of the derivative liability was determined based on the difference in the probability adjusted fair value of the host instrument, at each respective measurement date, with and without the embedded feature. The fair value of the common stock was based on a combination of the cost, income, and transaction valuation approaches. This valuation methodology is classified as Level 3 within the fair value hierarchy. The fair value of the derivative liability would not be significantly different as long as the Company’s per share price does not exceed $845. If the fair value of Company common stock exceeds $845 per share, the fair value of the derivative liability could increase substantially.

Upon issuance of the respective convertible notes, the derivative liability had a fair value of $63,000. At December 31, 2014, the fair value of the derivative was $64,000. The change in fair value of $1,000 of the derivative during 2014 is reported as unrealized loss on derivative in the statement of operations.

Note 7. Stockholders’ Equity

The Company is authorized to issue up to 5,000 shares of common stock with a par value of $0.01 per share and issued 3,920 shares of common stock to its founding stockholders for cash consideration aggregating $48,000. The Company issued an additional 80 common shares in May 2014 for cash consideration aggregating $8,000.

Note 8. Stock-Based Compensation to Non-Employees

In July 2014, the Company adopted the 2014 Omnibus Stock Incentive Plan (the “Plan”), authorizing awards of up to an aggregate 600 shares of common stock, as amended, subject to adjustment. Awards under the Plan include incentive stock options, stock appreciation rights, non-qualified stock options, restricted stock, or shares of common stock.

The Company’s board of directors (“Board of Directors”) may grant an award to a participant. The terms and conditions of the award, including the quantity, price, vesting periods and other conditions on exercise will be determined by the Board of Directors.

The Company granted 363 fully vested non-forfeitable options and 72 options that vest over time to certain non-employees with a maximum contractual exercise term of ten years from the date of grant. The grant date fair value of stock-based compensation totaled $51,000.

The following assumptions that were used in the Black-Scholes option-pricing model to estimate the fair value for options granted for the period January 6, 2014 (inception) to December 31, 2014.

Expected life in years	5
Dividend per share	-
Volatility	60%
Risk free interest rate	1.52% - 1.82%

The expected term is based on the simplified method, which uses the mid-point of the vesting and contractual terms of the options as there is no historical exercise data to rely on. Management assumed a zero dividend rate as there is no expectation of paying cash dividends on its common stock.

The volatility rate was based on the median historical share volatility of a group of publicly traded companies in similar lines of business as the Company. The risk free interest rate was based on the U.S. Treasury yields for instruments with terms consistent with the expected term of the awards as of the measurement date.

Total unrecognized stock-based payments to non-employees related to 72 non-vested stock options, which fully vest in 2015 subject to a service condition, was $10,000 at December 31, 2014. The non-vested stock options had a December 31, 2014 measurement date weighted average fair value of $263 per share.

Information related to outstanding stock options at December 31, 2014 is as follows:

		Weighted Average Exercise
	Number of Shares	Price per Share
Granted	435	$777.59
Exercised	-	$-
Expired	-	$-
Forfeited	-	$-
Outstanding at September 30, 2015	435	$777.59

Information related to outstanding and exercisable stock options at December 31, 2014 is as follows:

Option Range Summary
Options Outstanding and Exercisable

	Weighted Average	Weighted Average
Number of Shares	Remaining Life	Exercise Price

363	9.77 years	$738.98

The following table describes options activity for the period January 6, 2014 (inception) to December 31, 2014:

Weighted average grant date fair value per share	$92.73
Exercised, weighted average intrinsic value per share	-
Total stock-based compensation to non-employees	$41,000

The total compensation costs of options recognized in the statement of operations for the period January 6, 2014 (inception) to December 31, 2014 is as follows:

Cost of revenue	$4,000
Development	37,000
Total	$41,000

Note 9. Income Taxes

The provision for incomes taxes for the period January 6, 2014 (inception) to December 31, 2014 consists of:

Current
Federal	$-
State	-
Total current	-

Deferred
Federal	125,000
State	66,000
Total deferred	191,000
Change in valuation allowance	(191,000)
Total provision for income taxes	$-

The reconciliation of the effective income tax rate for the period January 6, 2014 (inception) to December 31, 2014 is as follows:

Benefit on loss at federal statutory rate	$(154,000)
State tax benefit, net of federal benefit	(44,000)
Nondeductible expenses	7,000
Valuation allowance	191,000
Total provision for income taxes	$-

The components of the deferred income tax asset at December 31, 2014 are as follows:

Deferred income tax assets:
Accrual to cash adjustment	$14,000
Stock-based compensation	18,000
Net operating loss carry-forward	159,000
Total deferred tax assets before valuation allowance	191,000
Less: valuation allowance	(191,000)
Net deferred income tax assets	$-

The Company’s cumulative losses since inception are considered significant negative evidence in evaluating the realizability of deferred tax assets, which is difficult to overcome. In light of the Company’s losses since inception, management is not able to conclude that it is more likely than not that its deferred tax assets will be realized and has recorded a full valuation allowance.

At December 31, 2014, the Company had federal net operating loss carryforwards in the amount of $361,000 available to offset future taxable income, which will expire in 2034.  In addition, the Company reported a New York state net operating loss in the amount of $361,000 and a corresponding New York City tax loss carryforward in the amount of $361,000. Under Section 382 of the Internal Revenue Code, the utilization of net operating loss carry-forwards may be limited based on changes in the ownership of the Company.

The Company’s federal and state income tax returns since inception are subject to examination by the applicable taxing authorities.

Note 10. Commitments and Contingencies

Lease Commitments

The Company leases its corporate office under a month-to-month operating agreement. Rent expense totaled $13,000 for the period January 6, 2014 (inception) to December 31, 2014. The Company concluded its lease in January 2015, and had no future minimum commitments under this operating lease as of December 31, 2014.

Contingencies

From time to time, the Company may become a party to litigation and subject to claims incident to the ordinary course of business. The Company accrues estimates for resolution of legal and other contingencies when losses are probable and estimable.

On November 12, 2014, Spark Networks USA, LLC (“Spark Networks”) filed a complaint against the Company in the United States District Court for the Southern District of New York. Spark Networks’ complaint alleged the Company’s infringement of Spark Networks’ U.S. Patent No. 5,950,200 (“the ’200 patent”) and Spark Networks’ J-Family of trademarks through the development, use, and license of the Company’s mobile application JSwipe, as well as other violations of Spark Networks’ rights under Federal law and New York State law. On February 13, 2015, the Company filed its Amended Answer, Affirmative Defense and Counterclaims. Spark Networks filed its Answer to the Company’s Counterclaims on March 2, 2015. After conducting discovery for several months, and meeting with a neutral mediator, the parties mutually agreed to drop their respective cases.  In October 2015, Spark Networks announced the acquisition of the Company, where the Company’s founders will play an active role in managing the JSwipe product and expanding Spark Networks’ mobile dating capabilities.  On October 16, 2015, the District Court entered the parties’ joint Stipulation of Dismissal of all claims and counterclaims, without attorneys’ fees or costs to either party.

Note 11. Subsequent Events

Management evaluated subsequent events through December 28, 2015.

Related Party Loans Payable

In March 2015, the Company borrowed a total of $45,000 from certain stockholders. The loans had a maturity date of May 2015 and provided for monthly payments of interest based on the one month LIBOR. The note was repaid in full in May 2015.

In July 2015 and September 2015, the Company borrowed $100,000 and $50,000, respectively from a relative of one of the Company’s stockholders. The $100,000 loan had a maturity date of August 2016 and provided for monthly payments of interest at an annual rate of 25%. Interest of $5,000 was payable at maturity. The $50,000 loan had a maturity date of October 2016 and provided for monthly payments of interest at an annual rate of 25% beginning October 2015. These loans and the related accrued interest was repaid in full in connection with the change in control transaction.

In September 2015, the Company borrowed a total of $65,000 from certain stockholders. The loans had maturity dates of December 2015 and November 2016 and provided for monthly payments of interest based on the one month LIBOR. These loans and the related interest were repaid in full in connection with the change in control transaction.

Convertible Notes Payable

In January and February 2015, the Company issued convertible notes with a conversion cap of $3.0 million and received $100,000 in cash proceeds. In April 2015, the Company issued additional convertible notes with a conversion cap of $8.0 million and received $500,000 in cash proceeds. The notes provide for interest at 6% per annum. The unpaid principal amount together with unpaid interest shall be due and payable within eighteen months from the date of the issuance of the note. If the Company enters into a transaction prior to the notes maturing whereby more than 50% of the Company’s capital stock is transferred, the note holders may elect to convert immediately all of their notes and accrued interest. Upon a qualified financing of at least $500,000, the notes automatically convert into a number of shares of the Company’s common stock. The number of Company common stock issued upon a conversion equals the outstanding principal on the notes and accrued and unpaid interest divided by the lower of (i) 80% of the fully diluted price per share of common stock paid in the transaction or (ii) the conversion cap divided by the then outstanding shares of the Company’s capital stock.

Line of Credit

In September 2015, the Company entered into a line of credit facility with a third party that allowed for borrowings of up to $1.3 million, bearing interest at 5% per annum. No amounts were drawn on the line of credit.

Change in Control of Company

On October 14, 2015, all of the Company’s outstanding shares were acquired by Spark Networks USA, LLC, an unrelated third party (the “Corporate Transaction”). The following activity occurred just prior to or simultaneously with the Corporate Transaction:

The Company and the holders of 282 outstanding options with a weighted average exercise price per option of $858 agreed to modify the exercise price to $0. The Company issued an additional 72 fully-vested options to non-employees for the purchase of common stock with a weighted average exercise price of $1,250 per option. The holders of the options converted an aggregate 524 options into 426 shares of common stock, net of shares held for settlement of the exercise price.

The Company additionally issued 88 shares of stock-based compensation in the form of fully vested common stock to non-employees.

The Company and the convertible note holders agreed to amend the note agreements allowing for the note holder to either elect to have its note prepaid at the closing of the transaction in an amount equal to 125% of the outstanding principal in full satisfaction of all unpaid principal and interest or to convert into common stock immediately prior to the transaction. Such conversion was equal to the aggregate unpaid principal and interest divided by $3.0 million or $8.0 million, depending on when the convertible notes were originally issued, divided by the then outstanding shares of the Company’s capital stock. The convertible note holders with outstanding principal of $100,000 elected to be repaid in cash and received $125,000 as repayment of the notes. The remaining convertible note holders aggregating $750,000 of outstanding principal elected to convert into 957 shares of Company common stock.

The holders of related party loans payable aggregating $215,000 in outstanding principal were repaid in full from the Corporate Transaction proceeds.